                                                                                                                                                                                                                                                                                       EXHIBIT 10.1

                                                                                                                                                                                                   Execution Copy

PREFERRED STOCK PURCHASE AGREEMENT

Dated as of June 27, 2008

between

BROADPOINT SECURITIES GROUP, INC.

and

MAST CREDIT OPPORTUNITIES I MASTER FUND LIMITED

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND INTERPRETATION                                                                                                   1

Section 1.1 Definitions.	1
Section 1.2 Interpretation.	1

ARTICLE II ISSUANCE AND SALE OF PURCHASED SECURITIES                                                                        1

Section 2.1 Issuance and Sale of Securities.	1
Section 2.2 The Closing.	2
Section 2.3 Mast Deliveries at the Closing.	2
Section 2.4 Company Deliveries at the Closing.	2

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY                                                     3

Section 3.1 Organization.	3
Section 3.2 Capitalization.	3
Section 3.3 Authorization; Execution and Enforceability.	5
Section 3.4 Validity of Purchased Shares, Warrant and Warrant Shares.	5
Section 3.5 No Conflicts; Consents and Approvals.	5
Section 3.6 SEC Reports; Financial Statements.	6
Section 3.7 Sarbanes-Oxley; Disclosure and Internal Controls.	7
Section 3.8 Absence of Certain Changes.	7
Section 3.9 Litigation.	8
Section 3.10 Intellectual Property Rights.	8
Section 3.11 Exchange Listing.	9
Section 3.12 Tax Matters.	9
Section 3.13 Title to Assets.	9
Section 3.14 Insurance.	9
Section 3.15 Permits.	10
Section 3.16 Indebtedness and Other Contracts.	11
Section 3.17 Labor Matters	11
Section 3.18 Compliance.	12
Section 3.19 Transactions with Affiliates.	12
Section 3.20 Investment Company	12
Section 3.21 Corrupt Practices.	12
Section 3.22 Application of Takeover Protections.	12
Section 3.23 Securities Law Compliance.	13
Section 3.24 No Brokers.	13
Section 3.25 OFAC Requirements.	13
Section 3.26 Accuracy and Completeness of Disclosure.	13

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ARTICLE IV                                                                                                                                                 14

REPRESENTATIONS AND WARRANTIES OF MAST                                                                                              14
Section 4.1 Organization, Standing and Power.	14
Section 4.2 Authorization; Execution and Enforceability.	14
Section 4.3 No Conflict; Consents and Approvals.	14
Section 4.4 Purchase Entirely for Own Account.	14
Section 4.5 Investment Experience.	15
Section 4.6 Disclosure of Information.	15
Section 4.7 Restricted Securities.	15
Section 4.8 Legends.	15
Section 4.9 Accredited Investor.	16
Section 4.10 No Puts or Short Sales.	16
Section 4.11 Availability of Funds.	16
Section 4.12 No Brokers.	16
Section 4.13 Tax Matters.	16

ARTICLE V COVENANTS                                                                                                                                                 17

Section 5.1 Listing.	17
Section 5.2 Defense of Certain Actions.	17
Section 5.3 Contractual Consents and Governmental Approvals. 17
Section 5.4 Use of Proceeds	19
Section 5.5 Restrictions on Transferability.	20
Section 5.6 Current Public Information.	20
Section 5.7 INTENTIONALLY OMITTED.	20
Section 5.8 INTENTIONALLY OMITTED.	20
Section 5.9 Taxes.	20
Section 5.10 Corporate Existence.	20
Section 5.11 Insurance.	21
Section 5.12 Merger or Sale; Disposition of Property.	21
Section 5.13 Incurrence of Indebtedness.	22
Section 5.14 Restricted Payments.	22
Section 5.15 Limitation on Liens.	22
Section 5.16 Restrictions on Upstream Limitations.	22
Section 5.17 Transactions with Affiliates.	22
Section 5.18 Dividend and Other Payment Restrictions Affecting Subsidiaries. 22
Section 5.19 Noncircumvention; Antilayering.	23
Section 5.20 Restrictions on Acquisitions; Creation of Subsidiaries; Transfers with Subsidiaries. 23
Section 5.21 Sale and Leaseback.	23
Section 5.22 Compliance with Laws.	24
Section 5.23 Maintenance of Properties.	24
Section 5.24 Maintenance of Records; Fiscal Year.	24
Section 5.25 Compliance with Federal Reserve Regulations.	24
Section 5.26 Minimum Net Tangible Book Value.	25
Section 5.27 Independent Registered Public Accountants.	25
Section 5.28 Further Assurances.	25
Section 5.29 Registrar.	25

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ARTICLE VI CONDITIONS                                                                                                                                               25

Section 6.1 Conditions to the Company’s Obligations.	25
Section 6.2 Conditions to Mast’ Obligations.	26

ARTICLE VII FURTHER AGREEMENTS                                                                                                                        27

Section 7.1 Public Announcements.	27
Section 7.2 Fees and Expenses.	27

ARTICLE VIII GENERAL                                                                                                                                                   28

Section 8.1 Termination.	28
Section 8.2 Notice.	29
Section 8.3 Complete Agreement; No Third-Party Beneficiaries. 30
Section 8.4 Survival.	30
Section 8.5 Governing Law.	30
Section 8.6 No Assignment.	31
Section 8.7 Counterparts.	31
Section 8.8 Remedies; Waiver.	31
Section 8.9 Severability.	31
Section 8.10 Amendment; Waiver.	31
Section 8.11 Confidentiality.	32

Exhibit A       Defined Terms
Exhibit B       Company Disclosure Letter
Exhibit C               Form of Common Stock Purchase Warrant
Exhibit D               Form of Warrant Registration Rights Agreement
Exhibit E               Certificate of Designations
Exhibit F                List of Closing Deliveries
Exhibit G               Accredited Investor Questionnaire
Exhibit H               Preemptive Rights Agreement
Exhibit I                 Form of Legal Opinion

iii

BROADPOINT SECURITIES GROUP, INC.

PREFERRED STOCK PURCHASE AGREEMENT

PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of June 27, 2008 between BROADPOINT SECURITIES GROUP, INC. a New York corporation (the “Company”), and MAST CREDIT OPPORTUNITIES I MASTER FUND LIMITED, a Cayman Islands corporation (“Mast”).

WITNESSETH:

WHEREAS the Company wishes to issue and sell to Mast, and Mast wishes to purchase from the Company, the Purchased Securities, as defined below, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of these premises and the representations, warranties, covenants and agreements herein set forth, the parties agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

Section 1.1    Definitions.  The capitalized terms that are defined in Exhibit A are used herein with the meanings set forth therein.

Section 1.2    Interpretation.

(a) Headings.  The headings to the Articles, Sections and Subsections of this Agreement or any Exhibit to this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

(b) Usage.  In this Agreement, unless the context requires otherwise:  (i) the singular number includes the plural number and vice versa; (ii) reference to any gender includes each other gender; (iii) the Exhibits to this Agreement are hereby incorporated into, and shall be deemed to be a part of, this Agreement; (iv) the terms “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular section or other provision hereof; (v) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”; (vi) a reference to any Article, Section, Subsection or Exhibit shall be deemed to refer to the corresponding Article, Section, Subsection, or Exhibit of this Agreement and (vii) a reference to any Schedule shall be deemed to refer to the corresponding Schedule to the Company Disclosure Letter, attached hereto as Exhibit B.

ARTICLE II
ISSUANCE AND SALE OF PURCHASED SECURITIES

Section 2.1    Issuance and Sale of Securities.  Pursuant to this Agreement, at the Closing, the Company shall issue and sell, and Mast shall purchase, 1,000,000 shares of Series B Preferred Stock (the “Purchased Shares”), and a warrant (in the form of Exhibit C to this Agreement) to purchase 1,000,000 shares of Common Stock with a term of four years and an exercise price per share of $3.00 (the “Warrant” and collectively with the Purchased Shares, the “Purchased Securities”), all on the terms set forth herein and free and clear of any Liens.  At the Closing, Mast shall pay the Company, as consideration for the Purchased Securities, the purchase price of $25,000,000 (the “Purchase Price”).  At the option of Mast, funds paid at the Closing in satisfaction of Mast’s Purchase Price may be adjusted for unpaid Reimbursable Expenses and any unpaid portion of the Commitment Fee, in accordance with Section 7.2.

Section 2.2    The Closing.  The closing of the issuance and sale of the Purchased Securities (the “Closing”) and all related actions contemplated by this Agreement to occur at the Closing shall take place in the offices of the Company, One Penn Plaza, 42nd Floor, New York, New York, 10119 at 10:00 a.m. local time, on a date to be specified by the parties, which shall be no later than the second Business Day following the day on which the last of the conditions set forth in Article VI (other than those conditions required to be fulfilled at the Closing) shall have been fulfilled or waived, or at such other time and place as the Company and Mast may agree.  At the Closing, Mast and the Company shall make certain deliveries, as specified in Sections 2.3 and 2.4, respectively, and all such deliveries, regardless of chronological sequence, shall be deemed to occur contemporaneously and simultaneously on the occurrence of the last delivery and none of such deliveries shall be effective until the last of the same has occurred.

Section 2.3    Mast Deliveries at the Closing.  At the Closing:

(a)    Mast shall pay to the Company an amount in same-day funds equal to Mast’s Purchase Price by wire transfer to a bank account designated in writing by the Company prior to the Closing, as may be adjusted in accordance with Section 7.2;

(b)    Mast shall deliver to the Company a duly executed counterpart of the Warrant Registration Rights Agreement attached hereto as Exhibit D;

(c)    Mast shall deliver to the Company each of the other certificates and documents listed in Part I of Exhibit F; and

(d)    Mast shall deliver to the Company a duly completed Accredited Investor Questionnaire attached hereto as Exhibit G.

(e)    Mast shall deliver to the Company a duly executed counterpart of the agreement set forth in Exhibit H, with regards to Mast’s right to participate in the Company’s future qualified equity financings, subject to limits set forth therein (the “Preemptive Rights Agreement”).

Section 2.4    Company Deliveries at the Closing.  At the Closing:

(a)    The Company shall deliver to Mast a certificate or certificates (in denominations specified by Mast) representing the Purchased Shares and the Warrant to be issued to Mast, registered in Mast’s name;

(b)    The Company shall deliver to Mast a duly executed counterpart of the Warrant Registration Rights Agreement attached hereto as Exhibit D;

(c)    The Company shall deliver to Mast a duly executed counterpart of the Preemptive Rights Agreement;

(d)    The Company shall deliver to Mast a legal opinion, dated the Closing Date, of Cahill Wink LLP, substantially to the effect set forth in Exhibit I; and

(e)    The Company shall deliver to Mast each of the additional certificates and documents listed in Part II of Exhibit F.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Mast, except in each case as specifically (i) set forth in a Schedule to the Company Disclosure Letter, a copy of which is attached hereto as Exhibit B, furnished to Mast specifically identifying the relevant Section hereof, and (ii) with the exception of the representations and warranties in Sections 3.1, 3.2, 3.3 and 3.4, as qualified by disclosures in the Company’s SEC Reports.  These representations and warranties, and the exceptions referenced therein, are current as of the date of this Agreement except to the extent that a representation or warranty specifies that it is made as of an earlier date.  Where certain of the representations and warranties below are specifically qualified by disclosures in the Company’s SEC Reports, such qualification excludes any disclosure therein that constitutes a “risk factor” or a “forward looking statement” under the heading “Forward Looking Statements” in any such SEC Report (provided, however, that the exclusion of any such “risk factor” or “forward looking statement” shall not limit any of the exceptions set forth in clauses (a) through (l) in the definition of “Company Material Adverse Effect”).

Section 3.1    Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.  True and correct copies of the certificate of incorporation and by-laws of the Company, as amended through the date hereof, have been provided to Mast.  The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged (and as described in the SEC Reports) and to own or lease its properties.  The Company and each of its Subsidiaries are duly qualified to conduct business as a foreign corporation and are in good standing under the laws of each jurisdiction in which the nature of the businesses of the Company and its Subsidiaries or the ownership or leasing of their properties requires such qualification, other than where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.  The Company has no Subsidiaries except as set forth on Schedule 3.1 of the Company Disclosure Schedule.

Section 3.2   Capitalization.

(a)    The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 1,500,000 shares of Preferred Stock.  No shares of Preferred Stock are currently outstanding and, other than the Company’s Series A Junior Participating Preferred Stock referred to in the Rights Agreement, no series of Preferred Stock has been designated or reserved for issuance other than pursuant to the transactions contemplated by this Agreement.  Of the shares of Common Stock currently authorized: (i) 75,836,549 shares are currently outstanding, (ii) 166,401  shares are currently held in a rabbi trust to hedge certain deferred compensation obligations, (iii) 483,601 shares are reserved for issuance upon the exercise of the Common Stock purchase warrants issued to purchasers of the Company’s senior notes dated June 13, 2003, (iv) 4,091,222  shares are reserved for issuance upon the exercise of Employee Stock Options, (v) 7,065,714  shares are reserved for the issuance of Common Stock upon the settlement of RSU Awards that are currently outstanding, (vi) 1,500,000 additional RSU Awards are committed to Lee Fensterstock and Peter McNierney pursuant to, and in accordance with the schedule in and terms of, their current employment agreements, (vii) 10,788,467 additional shares are, as of June 25, 2008, reserved for issuance pursuant to the Employee Stock Incentive Plans in respect of future awards under such plans, and (viii) no other shares are reserved for issuance for any purpose.  The Rights Agreement terminated on March 31, 2008 and has no further force or effect and the Company has not taken any action to amend the Rights Agreement to extend its term or to adopt a new rights agreement.

(b)   Except as set forth in Schedule 3.2(b), there are no outstanding Convertible Securities.  Except as disclosed on Schedule 3.2(b), the issuance of the Purchased Shares, Warrant and Warrant Shares as contemplated herein will not cause the number of shares of Common Stock issuable pursuant to any outstanding Convertible Securities to increase as a result of any antidilution provisions relating thereto.

(c)   Except as disclosed in Schedule 3.2(c), there are no (i) outstanding options, warrants or other rights exercisable for the purchase of any shares of Capital Stock or Convertible Securities (“Stock Purchase Rights”), (ii) stock appreciation rights, performance stock awards or other employee incentive awards the value of which is determined by reference to the value of the Common Stock or (iii) other agreements or commitments obligating the Company or any of its Subsidiaries to issue, sell, repurchase, redeem or otherwise acquire any shares of Capital Stock, Convertible Securities, Stock Purchase Rights or any securities of any Subsidiary.  Except as set forth in Schedule 3.2(c), the issuance of the Purchased Shares, Warrant and Warrant Shares as contemplated herein will not cause the number of shares of Common Stock issuable pursuant to any outstanding Stock Purchase Rights to increase as a result of any antidilution provisions relating thereto.

(d)   There are no authorized or outstanding bonds, debentures, notes or other obligations of the Company the holders of which have the right to vote with the holders of Common Stock on any matter.  The Company does not have in effect any dividend reinvestment plans or employee stock purchase plans.

(e)   All outstanding shares of Capital Stock (including any outstanding Restricted Stock) have been duly authorized and validly issued and are fully-paid and nonassessable and have been offered and issued without violation of any preemptive rights of any Person or any applicable securities laws.  All outstanding Stock Purchase Rights have been issued without violation of any applicable securities laws, and all shares of Common Stock issued upon exercise thereof will have been, upon such issuance, duly authorized and validly issued without violation of any preemptive rights of any Person and will be fully-paid and nonassessable.

(f)   Except as disclosed on Schedule 3.2(f), there are no voting trusts, proxies or other agreements to which the Company or, to the Knowledge of the Company any of its officers or directors, is a party or by which it is bound with respect to the voting of any shares of Capital Stock affecting the voting of any shares of Capital Stock.

(g)   Except as disclosed on Schedule 3.2(g), there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act.

(h)   Except as disclosed on Schedule 3.2(h), there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries.

Section 3.3   Authorization; Execution and Enforceability.

(a)   The Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and the each of the other Transaction Agreements and to consummate the Transactions.  The execution, delivery and performance of this Agreement and each of the other Transaction Agreements and the consummation of the Transactions, including without limitation, the authorization and issuance of the Purchased Shares, the Warrant and Warrant Shares and each of the covenants agreed to in Article V below, has been duly authorized by the Board and the Audit Committee and no further corporate action on the part of the Company is required in connection therewith.

(b)   This Agreement has been duly executed and delivered by the Company and constitutes, and, upon execution and delivery thereof as contemplated herein, each of the other Transaction Agreements will have been duly executed and delivered by the Company and will constitute, a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms.

Section 3.4   Validity of Purchased Shares, Warrant and Warrant Shares.

  Upon issuance to Mast as contemplated herein, the Purchased Shares and Warrant issuable to Mast hereunder will have been duly authorized and validly issued without violation of the preemptive rights of any Person and will be fully-paid and nonassessable, free and clear of any Liens, taxes or charges.  Upon issuance following the exercise of the Warrant, the Warrant Shares will be duly authorized and validly issued without violation of the preemptive rights of any Person and will be fully-paid and nonassessable, free and clear of any Liens, taxes or charges.

Section 3.5   No Conflicts; Consents and Approvals.

(a)    Neither the execution, delivery or performance of this Agreement or any of the other Transaction Agreements by the Company nor the consummation of any of the Transactions will (a) conflict with or violate any provision of the certificate of incorporation or by-laws of the Company or any Organizational Document of any of the Subsidiaries; (b) result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any material Contractual Obligation or any Requirement of Law material to the operation of the Company or any of the Subsidiaries or any of their respective properties and assets; (c) result in the imposition of any Lien upon any material properties or assets of the Company or any of the Subsidiaries, which Lien would materially detract from the value or materially interfere with the use of such properties or assets, (d) result in the Company or any Subsidiary being required to redeem, repurchase or otherwise acquire any outstanding equity or debt interests, securities or obligations in the Company or any of the Subsidiaries or any options or other rights exercisable for any of same, or (e) cause the accelerated vesting of any Employee Stock Options, Restricted Stock Awards or RSU Awards.

(b)    Except as set forth in Schedule 3.5(b), neither the Company nor any of the Subsidiaries is required to obtain any consent, authorization or approval of, or make any filing, notification or registration with, any Governmental Authority or any self regulatory organization in order for the Company to execute, deliver and perform this Agreement and each of the other Transaction Agreements and to consummate the Transactions (“Company Approvals”).

(c)    No Contractual Consents are required to be obtained under any Contractual Obligation applicable to the Company or any Subsidiary or, to the Knowledge of the Company, any Associated Person thereof in connection with the execution, delivery or performance of this Agreement or the other Transaction Agreements or the consummation of any of the Transactions which if not obtained would reasonably be expected, individually or in the aggregate to have a Company Material Adverse Effect (“Company Contractual Consents”).

Section 3.6   SEC Reports; Financial Statements.

(a)   Except as set forth in Schedule 3.6(a), the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it since December 31, 2006 with the SEC pursuant to the reporting requirements of the Exchange Act (all the foregoing filed prior to the date hereof and all exhibits included or incorporated by reference therein and financial statements and schedules thereto and documents included or incorporated by reference therein being sometimes hereinafter collectively referred to as the “SEC Reports”).  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act applicable to the SEC Reports, and none of the SEC Reports, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)   As of their respective dates, except as set forth therein or in the notes thereto, the financial statements contained in the SEC Reports and the related notes (the “Financial Statements”) complied as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  The Financial Statements: (i) were prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), consistently applied during the periods involved (except (i) as may be otherwise indicated in the notes thereto or (ii) in the case of unaudited interim statements, to the extent that they may not include footnotes, may be condensed or summary statements or may conform to the SEC’s rules and instructions for Reports on Form 10-Q), (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments) and (iii) are in all material respects in accordance with the books of account and records of the Company and its consolidated Subsidiaries (except as may be otherwise noted therein).

Section 3.7   Sarbanes-Oxley; Disclosure and Internal Controls.   Except as disclosed on Schedule 3.7:

(a)    The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) that are applicable to it or any of the Subsidiaries.

(b)    The Company has established and maintains disclosure controls and procedures as defined in Rule 13a-15 under the Exchange Act.  Such disclosure controls and procedures are designed to ensure that material information relating to the Company and the Subsidiaries is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required to be filed under the Exchange Act are being prepared.  Such disclosure controls and procedures are effective in all material respects to timely alert the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s reports required to be filed under Exchange Act.

(c)    The Company and its consolidated subsidiaries have established and maintained a system of internal control over financial reporting (within the meaning of Rule 13a-15 under the Exchange Act) (“internal controls”).  Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.  The Company’s certifying officers have evaluated the effectiveness of the Company’s internal controls as of the end of the period covered by the most recently filed quarterly or annual periodic report under the Exchange Act (the “Evaluation Date”).  The Company presented in its most recently filed quarterly or annual periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the internal controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no significant changes in the Company’s internal controls over financial reporting (as defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the Knowledge of the Company, in other factors that could significantly affect such internal controls.

Section 3.8    Absence of Certain Changes.     Since December 31, 2007, (a) there has not been any Company Material Adverse Effect or any changes, events or developments that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, and (b) the Company and the Subsidiaries have conducted their respective businesses only in the ordinary course and in conformity with past practice.  Except as disclosed in Schedule 3.8, since December 31, 2007, neither the Company nor any of its Subsidiaries has (i) declared or paid any dividends, (ii) sold or otherwise disposed of any material asset outside of the ordinary course of business or (iii) made or committed to make capital expenditures, individually or in the aggregate, in excess of $1,000,000.  Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. The Company and its Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing will not, be Insolvent.

Section 3.9    Litigation.     Schedule 3.9 lists all pending litigation to which the Company or any of the Subsidiaries is a party (either as a plaintiff or defendant).  Except as disclosed on Schedule 3.9, there is no Action or Proceeding to which the Company or any of the Subsidiaries is a party (either as a plaintiff or defendant) pending or, to the Knowledge of the Company, threatened before any Governmental Authority, FINRA or self-regulatory organization (i) that challenges the validity or propriety of any of the Transactions or (ii) if determined adversely to the Company or any Subsidiary would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.  Neither the Company nor any of the Subsidiaries, nor, to the Knowledge of the Company, any of their respective officers, directors, employees or Associated Persons, is the subject of any Action or Proceeding involving a claim of material violation or material liability under federal, state or foreign securities or insurance laws or the rules, by-laws, or constitution of FINRA or any self-regulatory organization, or a claim of material breach of fiduciary duty relating to the Company or any of the Subsidiaries or is permanently or temporarily enjoined by any order, judgment or decree of any Governmental Authority, FINRA or self-regulatory organization from engaging in or continuing to conduct any of the businesses of the Company or any Subsidiary.  To the Knowledge of the Company, there is not pending or contemplated, any investigation by any Governmental Authority, FINRA or self-regulatory organization involving the Company or any of the Subsidiaries or any officer, director, employee or Associated Person thereof.  Since December 31, 2007 the Company has not received a stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act and, to the Knowledge of the Company, the SEC has not issued any such order since such date.  No order, judgment or decree of any Governmental Authority, FINRA or self-regulatory organization has been issued in any Action or Proceeding to which the Company or any of the Subsidiaries is or was a party or, to the Knowledge of the Company, in any Action or Proceeding except as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Company.

Section 3.10    Intellectual Property Rights.     Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company and the Subsidiaries own or possess, or will be able to obtain on reasonable terms, licenses or sufficient rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights necessary to enable them to conduct their businesses as currently conducted (“Intellectual Property”).  Neither the Company nor any of the Subsidiaries has infringed the intellectual property rights of third parties, and no third party, to the Knowledge of the Company, is infringing the Intellectual Property, in each case, where such infringement would reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect.  There is no material claim or proceeding pending or, to the Knowledge of the Company, threatened that challenges the right of the Company or any of the Subsidiaries with respect to any of the Intellectual Property.

Section 3.11    Exchange Listing.     The Common Stock is listed on the NASDAQ Global Market and, to the Knowledge of the Company, there are no proceedings to revoke or suspend such listing.  The Company is in compliance with the requirements of the NASDAQ Global Market for continued listing of the Common Stock thereon and any other NASDAQ Global Market listing and maintenance requirements.  Trading in the Common Stock has not been suspended by the SEC or the NASDAQ Global Market.  The transactions contemplated by this Agreement and the Transaction Documents will not require shareholder approval under NASDAQ Marketplace Rule 4350.

Section 3.12    Tax Matters.     The Company and the Subsidiaries have made or filed all federal, state and foreign income and all other Tax Returns required by any jurisdiction to which they are subject (unless and only to the extent that the Company or any of the Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported Taxes) and have paid all Taxes that are material in amount, shown or determined to be due on such Tax Returns, except those being contested in good faith and have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  To the Knowledge of the Company there are no unpaid Taxes in any material amount claimed to be due by any Taxing Authority, and to the Knowledge of the Company there is no basis for any such claim.  Neither the Company nor any Subsidiary has executed a waiver with respect to the statute of limitations relating to the assessment or collection of any Tax.  Except as disclosed in Schedule 3.12, none of the Company's, or any of the Subsidiaries’, Tax Returns is presently being audited by any Taxing Authority.

Section 3.13    Title to Assets.     The Company and the Subsidiaries have good and marketable title in and to all property owned by them and that is material to their businesses, free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by them. Any property and facilities held under lease by the Company and the Subsidiaries are held under valid, subsisting and enforceable leases concerning which the Company and the Subsidiaries are in material compliance.

Section 3.14    Insurance.     The Company and the Subsidiaries maintain in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company and the Subsidiaries, and the Company reasonably believes such insurance coverage provides reasonable, prudent and customary coverage against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.  To the Knowledge of the Company, neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Company Material Adverse Effect.

Section 3.15    Permits.

(a)    The Company and its Subsidiaries hold all Company Permits that are required for the conduct of the businesses of the Company and the Subsidiaries as currently being conducted, each as amended through the date hereof, other than such Miscellaneous Permits the absence of which would not reasonably be expected, individually or in the aggregate to have a Company Material Adverse Effect.  To the Knowledge of the Company, the respective officers, directors, employees and Associated Persons of each of the Company and its Subsidiaries hold all material Company Permits that are required for the conduct of the businesses of the Company and the Subsidiaries as currently being conducted, each as amended through the date hereof, other than such Miscellaneous Permits the absence of which would not reasonably be expected, individually or in the aggregate to have a Company Material Adverse Effect.

(b)    The Regulatory Permits and all Miscellaneous Permits material to the business of the Company are in full force and effect and have not been pledged or otherwise encumbered, assigned, suspended, modified, conditioned, or restricted in any material respect, canceled or revoked, and the Company and each of the Subsidiaries, and, to the Knowledge of the Company, each of their respective officers, directors, employees and Associated Persons thereof, have operated, and are operating, in compliance with all terms thereof or any renewals thereof applicable to them, and are in good standing in respect of all such Company Permits, other than Miscellaneous Permits where the failure to so comply or operate or to be in good standing would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.  To the Knowledge of the Company, no event has occurred, nor has any notice been received, with respect to any of the Company Permits which allows or results in, or after notice or lapse of time or both would result in, revocation, suspension, or termination, modification, or the imposition of any condition or restriction, thereof or would result in any other material impairment of the rights of the holder of any such Company Permit other than with respect to Miscellaneous Permits such as would not be reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(c)    Except as disclosed on Schedule 3.15(c), to the Knowledge of the Company, no Governmental Authority, FINRA or self-regulatory organization has initiated any material proceeding, investigation, or examination into the business or operations of the Company or any Subsidiary, or any officer, director, employee or Associated Persons thereof, or has instituted any proceeding seeking to revoke, cancel or limit any Company Permit, and neither the Company or any Subsidiary, nor any officer, director, employee or Associated Person thereof has received any notice of any unresolved material violation or exception by any Governmental Authority, FINRA or self-regulatory organization with respect to any report or statement relating to any examination of the Company or any Subsidiary.  Without limiting the generality of the foregoing, neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any of their respective officers, directors, employees, or Associated Persons or persons performing similar duties has been enjoined, indicted, convicted or made the subject of a disciplinary proceeding, censure, consent decree, cease and desist or administrative order on account of any violation of the Exchange Act, the Commodity Exchange Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, state securities law or applicable foreign law or regulation.

(d)    Except as disclosed on Schedule 3.15(d), neither the Company or any Subsidiary, nor, to the Knowledge of the Company, any officer, director, employee or Associated Person thereof is a party or subject to any agreement, consent, decree or order or other understanding or arrangement with, or any directive of any Government Authority, FINRA or self-regulatory organization which imposes any material restrictions on or otherwise adversely affects in any material way the conduct of any of the business of the Company and its Subsidiaries.

Section 3.16    Indebtedness and Other Contracts.     Except as set forth on Schedule 3.16, neither the Company nor any of its Subsidiaries (i) has any outstanding Indebtedness (other than Indebtedness incurred in the ordinary course of business since December 31, 2007 which does not exceed $500,000 individually or $2,500,000 in the aggregate), or (ii) is in any material respect in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except such violations or defaults as would not reasonably be expected to have a Material Adverse Effect.

Section 3.17    Labor Matters.     There are no collective bargaining agreements to which the Company or any of the Subsidiaries is a party.  Except as would not be reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company and each Subsidiary are in compliance with all Requirements of Law respecting employment and employment practices, terms and conditions of employment and wages and hours.  To the Knowledge of the Company, no Key Employee has notified the Company or any Subsidiary that such employee intends to leave the Company or any such Subsidiary or otherwise terminate such Key Employee’s employment with the Company or any such Subsidiary and to the Knowledge of the Company no Key Employee intends to leave the Company or any such Subsidiary or otherwise terminate such Key Employee’s employment with the Company or any such Subsidiary.

Section 3.18    Compliance.     The Company and the Subsidiaries are not: (i) in violation of any of their respective Organizational Documents, (ii) in default under or in violation of (and, to the Knowledge of the Company, no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or the Subsidiaries under), nor has the Company or the Subsidiaries received notice of a claim that it is in default under or that it is in violation of, any Company Contract to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (iii) in violation of any order of any court, arbitrator or Governmental Authority, or (iv) in violation of any applicable Requirement of Law, and with respect to clauses (ii), (iii) or (iv) above, other than where such violation or default would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.  The Company and each of its Subsidiaries and the conduct and operation of their respective businesses is and has been in compliance with each Requirement of Law that (a) affects or relates to this Agreement or any of the other Transaction Agreements or any of the Transactions or (b) is applicable to the Company or its Subsidiaries or their respective businesses, other than where the failure to be or to have been in compliance would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

Section 3.19    Transactions with Affiliates.     Except as disclosed on Schedule 3.18, and other than the Transactions, no transactions, or series of related transactions, are currently proposed to which the Company or any of the Subsidiaries would be a party that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.20    Investment Company.     The Company is not, and after giving effect to the Transactions will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

Section 3.21    Corrupt Practices.     Neither the Company nor any Subsidiary, nor to the Knowledge of the Company any director, officer, employee, agent or other Person acting on behalf of the Company or any Subsidiary has, in the course of his or its actions for, or on behalf of the Company or any of the Subsidiaries (i) used any corporate funds for any unlawful contribution gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employees from corporate funds; (iii) violated or is in violation of in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 3.22    Application of Takeover Protections.     The Board has taken all action necessary pursuant to Section 912 of the NYBCL prior to the date hereof to approve for purposes of Section 912 the purchase of the Purchased Shares, Warrant and Warrant Shares by Mast.  Other than Section 912 of the NYBCL, no state or foreign takeover or similar statute or regulation in any jurisdiction in which the Company does business applies or purports to apply to this Agreement or any of the Transactions.

Section 3.23    Securities Law Compliance.     Assuming the accuracy of Mast’s representations and warranties contained in Article IV, the offer, sale and issuance of the Purchased Shares, Warrant and Warrant Shares hereunder is in compliance with Section 4(2) of the Securities Act and is exempt from the registration and prospectus delivery requirements of the Securities Act and all applicable state securities laws.  Neither the Company nor any agent of the Company has offered the Purchased Shares, Warrant and Warrant Shares by any form of general solicitation or general advertising, including any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.  Except as stated in this Agreement and to the Knowledge of the Company, the Company has not taken, nor will it take, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Purchased Shares, Warrant and Warrant Shares.  The Company agrees not to sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would be integrated with the sale of the Purchased Shares, Warrant and Warrant Shares in a manner that would require the registration under the Securities Act of the offer or sale to Mast of the Purchased Shares, Warrant and Warrant Shares.

Section 3.24    No Brokers.     Except for the Commitment Fee, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the execution and delivery of this Agreement or any of the other Transaction Agreements or the consummation of any of the Transactions based upon arrangements made by or on behalf of the Company, and the Company shall indemnify and hold Mast harmless against any claim for any such fee or commission based on any such arrangements.

Section 3.25    OFAC Requirements.     Neither the Company nor, to the Company’s knowledge, any of its Affiliates, or any Person acting on their behalf in connection with this Agreement, has engaged directly or indirectly in any transaction that evades or avoids, or has the purpose of evading or avoiding, or violates the requirements or prohibitions set forth in any Anti-Terrorism Law.  Neither the Company nor, to the Company’s knowledge, any of its Affiliates (i) is a Sanctioned Person, (ii) has assets in Sanctioned Countries, or (iii) derives any of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries.  No part of the proceeds from the Transactions will be used or have been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

Section 3.26    Accuracy and Completeness of Disclosure.     Neither this Agreement nor any other document, certificate or instrument delivered to Mast by or on behalf of the Company or any of its Subsidiaries in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in this Agreement and in such other documents, certificates or instruments not misleading in light of the circumstances under which such statements were made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MAST

Mast hereby represents and warrants to the Company as follows:

Section 4.1    Organization, Standing and Power.     Mast is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.  Mast has the necessary power and authority to execute, deliver and perform this Agreement and each of the other Transaction Agreements to which it is a party.

Section 4.2    Authorization; Execution and Enforceability.     The execution, delivery and performance by Mast of this Agreement and each of the other Transaction Agreements to which it is a party have been duly and validly authorized by all necessary Business Entity action on its part.  This Agreement has been duly executed and delivered by Mast and each other Transaction Agreement to which it is a party, when executed and delivered as contemplated herein, will have been duly executed and delivered by it, and this Agreement constitutes, and each such other Transaction Agreement upon execution and delivery thereof by Mast will constitute, the legal, valid and binding obligations of Mast, enforceable against it in accordance with their respective terms.

Section 4.3    No Conflict; Consents and Approvals.

(a)    Neither the execution, delivery or performance by Mast of this Agreement or any other Transaction Agreement to which Mast is a party nor the consummation of any of the Transactions will (i) conflict with or violate any provision of any Organizational Document of Mast or (ii) result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Contractual Obligation or any Requirement of Law applicable to Mast or any of its properties or assets other than a breach, default, acceleration, right, notice, consent or waiver that is not material.

(b)    Mast is not required to obtain any consent, authorization or approval of, or make any filing or registration with, any Governmental Authority or any self regulatory organization in order for Mast to execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party and to consummate the Transactions (“Investor Approvals”).

(c)    No material Contractual Consents are required to be obtained under any Contractual Obligation applicable to Mast in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Agreements to which it is a party or the consummation of any of the Transactions.

Section 4.4    Purchase Entirely for Own Account.     The Purchased Securities to be acquired by Mast hereunder will be acquired for its own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and Mast has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act.  Mast does not have any agreement or understanding, whether or not legally binding, direct or indirect, with any other Person to sell or otherwise distribute the Purchased Securities to be issued to it hereunder.

Section 4.5    Investment Experience.     Mast acknowledges that it can bear the economic risk and complete loss of its investment in the Purchased Securities to be purchased by it and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.  Mast understands that the purchase of the Purchased Securities involves substantial risk.

                                Section 4.6   Disclosure of Information.     Mast has, in connection with its decision to purchase the Purchased Securities to be issued to it, has had access to the SEC Reports and the representations and warranties of the Company contained herein.  Mast is not purchasing the Purchased Securities as a result of any advertisement, article, notice or other communication regarding the Purchased Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.  In making its decision to invest in the Purchased Securities, Mast has relied upon the independent investigations made by Mast and by Mast’s own professional advisors.  Mast and its advisors, if any, have been given the opportunity to obtain information and to examine this Agreement and certain other information regarding the Company and to ask questions of, and to receive answers from the Company or Persons acting on the Company's behalf concerning the Purchased Securities, the Company, and terms and conditions of this investment, and to obtain any additional information to verify the accuracy of any information previously furnished.  All such questions have been answered to Mast’s full satisfaction.  Mast or any person acting on its behalf has not received from the Company any information that may constitute material, non-public information, the confidentiality and use of which is not covered by the Mast Confidentiality Agreement.  The right of Mast to rely fully upon the representations and warranties of the Company contained in this Agreement shall not limited by this Section 4.6 or any right of Mast to investigate the affairs of the Company or any knowledge of facts determined or determinable by Mast pursuant to such investigation or right of investigation.

Section 4.7    Restricted Securities.     Mast understands that the Purchased Securities will be characterized as “restricted securities” under the United States federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.  Mast understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Purchased Securities or the fairness or suitability of the investment in the Purchased Securities.

                                Section 4.8    Legends.     Mast understands that, except as provided below and until such time as the resale of the Purchased Securities has been registered under the Securities Act, certificates evidencing the Purchased Securities shall bear the following legends:

(a)    “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OFFERED FOR SALE, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION FROM COUNSEL IN A FORM ACCEPTABLE TO THE COMPANY AND ITS LEGAL COUNSEL STATING THAT SUCH REGISTRATION IS NOT REQUIRED.”

(b)    If required by the authorities of any state in connection with the issuance or sale of the Purchased Securities, the legend required by such state authority.

                                Section 4.9    Accredited Investor.     Mast is an “accredited investor” as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act.  Mast’s principal place of business is located in the jurisdiction set forth on Exhibit B.

                                Section 4.10    No Puts or Short Sales.     During the period of time beginning ninety (90) days prior to the date of this Agreement and ending upon the Closing Date, Mast and its Affiliates have not entered, and will not enter, into any "put equivalent position" as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the Common Stock of the Company.

                        Section 4.11    Availability of Funds.     Mast has sufficient funds on hand or currently drawable under applicable credit facilities or financing commitments to pay the Purchase Price for the Purchased Securities.

Section 4.12    No Brokers.     Except for the Commitment Fee and as heretofore been disclosed to the Company by Mast no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the execution an delivery of this Agreement or any of the other Transaction Agreements or the consummation of any of the Transactions based upon arrangements made by or on behalf of Mast, and Mast shall indemnify and hold the Company harmless against any claim for any such fee or commission based on any such arrangements.

                                Section 4.13    Tax Matters.     With respect to tax considerations involved in this investment, other than the representations and warranties of the Company set forth in Section 3.12, Mast is not relying on the Company (or any agent or representative of the Company).  Mast has carefully considered and has, to the extent Mast believes such discussion necessary, discussed with its tax advisers the suitability of an investment in the Purchased Securities for its particular tax situation.

ARTICLE V
COVENANTS

For so long as any Purchased Shares remain outstanding (unless a shorter time period is specified below), the Company and its Subsidiaries and Mast, as the case may be, agree to the following covenants, unless waived by the Company or Mast, as applicable, in writing in accordance with Section 8.10:

Section 5.1    Listing.     The Company shall use its reasonable best efforts to maintain the Common Stock’s authorization for quotation on the NASDAQ Global Market and to cause the Warrant Shares to be approved for listing thereon as soon as practicable following their issuance to the extent permitted under the rules of the NASDAQ Global Market.  Neither the Company nor any of the Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the NASDAQ Global Market and shall take all action reasonably necessary to maintain the listing of the Common Stock on the NASDAQ Global Market, including without limitation, exhausting all available remedies, appeal reviews and other similar mechanisms and procedures provided for under the rules and regulations of the NASDAQ Global Market to permit the continued listing of the Common Stock on the NASDAQ Global Market.  The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 5.1.

Section 5.2    Defense of Certain Actions.

(a) The Company and Mast shall each refrain from taking any action which would render any representation or warranty contained in Article III or IV inaccurate in any material respect as of the Closing Date.  Each party shall promptly notify the other of (i) any event or matter that would reasonably be expected to cause any of its representations or warranties to be untrue in any material respect as of the Closing Date or (ii) any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any of the Transactions.

(b) The Company and Mast shall each use their respective reasonable best efforts to cause each of the conditions precedent set forth in Article VI to be satisfied as soon as practicable after the date hereof.

(c) The Company and Mast shall cooperate fully with each other and assist each other in defending any lawsuits or other legal proceedings, whether judicial or administrative, brought against either party challenging this Agreement or any of the other Transaction Agreements or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed.

Section 5.3    Contractual Consents and Governmental Approvals.

(a) The Company shall act diligently and reasonably in attempting to obtain before the Closing Date, and Mast shall reasonably cooperate with the Company in such efforts, any Company Contractual Consents in form and substance reasonably satisfactory to Mast, provided that neither the Company nor Mast shall have any obligation to offer or pay any consideration in order to obtain any such Company Contractual Consents; and provided, further, that the Company shall not make any agreement or understanding affecting the Company or any of the Subsidiaries, or any of their respective businesses, as a condition for obtaining any such Company Contractual Consents except with the prior written consent of Mast.

(b) Between the date hereof and the Closing Date, the Company and Mast shall act diligently and reasonably, and shall cooperate with each other, in making any required filing, registration or notification with, and in attempting to obtain any consent, authorization or approval required from, any Governmental Authority, FINRA, any self regulatory organization, and stock exchange of which the Company or any Subsidiary is a member in connection with the Transactions or to otherwise satisfy the conditions set forth in Article VI; provided that the Company shall not make any agreement or understanding affecting the Company or any of the Subsidiaries, or any of their respective businesses, as a condition for obtaining any such consents or waivers except with the prior written consent of Mast; provided, further that neither the Company nor Mast shall be obligated to (A) execute settlements, undertakings, consent decrees, stipulations or other agreements, (B) sell, divest, hold separate or otherwise convey any particular assets or categories of assets or businesses of the Company or Mast or (C) otherwise take or commit to take actions that after the Closing Date would limit the freedom of action of Mast or the Company or its Subsidiaries with respect to, or its or their ability to retain, one or more of its or their businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the Closing.

Section 5.4    Use of Proceeds.  The net proceeds received by the Company from the issuance of the Purchased Shares shall be used to increase the regulatory capital of the Company’s broker-dealer Subsidiaries and for other corporate purposes.

Section 5.5    Restrictions on Transferability.     Mast agrees that it shall not make any sale, assignment, transfer or other disposition of the Purchased Securities except in accordance with this Agreement.  Mast acknowledges and agrees that neither the Purchased Shares nor the Warrant may be sold, assigned, transferred or otherwise disposed of, and are not transferable on the books of the Company, unless (a) each such sale, assignment, transfer or disposition is for a minimum of either 300,000 Purchased Shares or 300,000 issuable Warrant Shares (or, if the aggregate number of Purchased Shares or issuable Warrant Shares (as applicable) held by Mast are less than 300,000 Purchased Shares or 300,000 issuable Warrant Shares (as applicable), then no less than 100% of the remaining Purchased Shares or issuable Warrant Shares (as applicable) held by Mast shall be included in such sale, assignment, transfer or disposition), in each case, as applicable, (b) such Purchased Shares are sold pursuant to (i) a Registration Statement, (ii) Rule 144 under the Securities Act (“Rule 144”) or (iii) an exemption from registration other than Rule 144 and (c) a certificate is submitted to the Company’s transfer agent evidencing the Purchased Shares and accompanied by a separate officer’s certificate: (i) executed by an officer of, or other authorized person designated by Mast; and (ii) to the effect that the Purchased Shares have been sold pursuant to (A) a Registration Statement, in which case Mast certifies that the requirement of delivering a current prospectus has been complied with or will be complied with in connection with the sale, (B) Rule 144, in which case Mast certifies that it has complied with or will comply with the requirements of Rule 144 or (C) pursuant to an exemption from registration other than Rule 144, and in the case of (B) and (C) Mast must also provide the Company with an opinion of counsel, reasonably acceptable to the Company, to the effect that the transaction is so exempt.  Mast hereby covenants with the Company not to make any sale of the Purchased Shares pursuant to a Registration Statement without effectively causing the prospectus delivery requirements under the Securities Act (to the extent applicable) to be satisfied.

Section 5.6    Current Public Information.

So long as Mast owns any of the Purchased Shares, Warrants or Warrant Shares, the Company shall satisfy the current public information requirement of Rule 144(c) of the Securities Act, and shall not terminate its status as an issuer required to file reports under the Exchange Act. The Company shall take all commercially reasonable actions necessary to maintain its eligibility to register the Warrant Shares on a Form S-3 registration statement for resale by Mast.

Section 5.7    INTENTIONALLY OMITTED.

Section 5.8    INTENTIONALLY OMITTED.

Section 5.9    Taxes.     The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all Taxes that are material in amount except such as are contested in good faith by appropriate proceedings and for which adequate reserves have been maintained.  The Company will file all tax related returns, reports and declarations that it is required to file.

Section 5.10    Corporate Existence.     The Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, in accordance with its organizational documents (as the same may be amended from time to time).

Section 5.11    Insurance.     The Company and the Subsidiaries shall maintain in full force and effect, to the extent practicable and necessary, insurance coverage reasonably similar to that currently maintained by the Company and the Subsidiaries as of the date hereof.

Section 5.12    Merger or Sale; Disposition of Property.

(a)    Except as disclosed in Schedule 5.12, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, consolidate or merge with or into another Person (whether or not the Company or such Subsidiary is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole in one or more related transactions, to any other Person (other than the Company or any of its wholly-owned Subsidiaries).  In addition, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, lease all or substantially all of the properties or assets, of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to any other Person (other than the Company or any of its wholly-owned Subsidiaries).  Notwithstanding anything in this Section 5.12(a) to the contrary, this Section 5.12(a) shall not apply to any merger, consolidation or other transaction involving the Company or any Subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger, consolidation or other transaction, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation.

(b)    Except as disclosed in Schedule 5.12, the Company will not, and will not permit any of its Subsidiaries to, sell, transfer, convey or lease all or any substantial part of its assets, except for (i) the sale of inventory in the ordinary course of business, (ii) dispositions of used, worn-out or surplus equipment in the ordinary course of business, (iii) a sale, lease, transfer, exclusive license or other disposition to a wholly-owned Subsidiary, and (iv) asset dispositions not covered by (i), (ii) or (iii) in this Section 5.12 to the extent that the aggregate fair market value of all such assets sold by the Company and its Subsidiaries does not exceed $50,000 in any fiscal year.

(c)    Notwithstanding anything in this Agreement or any Transaction Agreement to the contrary, each of the Company and Mast hereby acknowledges and agrees that the Company and its Subsidiaries are permitted, and shall not be restricted in any way by this Agreement or any of the Transaction Agreements, from pursuing and/or consummating the B/D Merger, the FATV Transaction and/or the establishment or operation of the Descap Fund; provided, however, that the Company shall not be permitted to transfer more than $5,000,000 in the aggregate to the Descap Fund without the prior written consent of the holders of at least a majority of the then outstanding shares of the Series B Preferred Stock.  None of this Section 5.12 or any other term or provision of this Agreement or any Transaction Agreement shall be applicable to (or be deemed to be breached as a result of) the B/D Merger, the establishment and operation of the Descap Fund (provided that Descap Fund is established and operated in compliance with the limit set forth in the preceding sentence) or the FATV Transaction, nor shall the B/D Merger, the establishment and operation of the Descap Fund (provided that Descap Fund is established and operated in compliance with the limit set forth in the preceding sentence) or the FATV Transaction result in any consequences pursuant to the terms and conditions of this Agreement or any of the Transaction Agreements.

Section 5.13    Incurrence of Indebtedness.     Neither the Company nor any Subsidiary shall, directly or indirectly, contingently or otherwise, create, incur, assume, become or be liable in any manner in respect of, or suffer to exist, any Indebtedness, except Permitted Indebtedness.

Section 5.14    Restricted Payments.     The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly: make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any of its Subsidiaries excluding (i) any intercompany Indebtedness between or among the Company and any of its Subsidiaries or (ii) any Permitted Indebtedness, except for regularly scheduled or otherwise required payments (all such payments and other actions set forth above being collectively referred to as “Restricted Payments”).

Section 5.15     Limitation on Liens.     The Company shall not, and shall not permit any of its Subsidiaries (whether now or hereafter existing) to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired) except (i) for Permitted Liens and (ii) in connection with real property leases, letters of credit and other agreements and documentation entered into in connection therewith.

Section 5.16    Restrictions on Upstream Limitations.     The Company will not, nor will it permit any of its Subsidiaries to enter into any agreement, contract or arrangement (excluding this Agreement or any Transaction  Agreement) restricting the ability of any Subsidiary of the Company to pay or make dividends or distributions in cash or kind to the Company, to make loans, advances or other payments of whatsoever nature to the Company, or to make transfers or distributions of all or any part of its assets to the Company, in each case other than (i) restrictions on specific assets which assets are the subject of purchase money security interests or deposit arrangements, (ii) customary anti-assignment provisions contained in leases and licensing agreements entered into by the Company or such Subsidiary in the ordinary course of its business, and (iii) in connection with any Requirement of Law.

Section 5.17    Transactions with Affiliates.     Except for transactions contemplated by the Transaction Documents or transactions approved in accordance with the Company’s Related Party Transactions Policy, neither the Company nor any Subsidiary shall enter into any transaction with any director, officer, employee or holder of more than five percent of the outstanding capital stock of any class or series of capital stock of the Company or any subsidiary, member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or member of the family of any such person, is a director, officer, trustee, partner or holder of more than five percent of the outstanding capital stock thereof.

Section 5.18    Dividend and Other Payment Restrictions Affecting Subsidiaries.     Other than in connection with any Requirement of Law or in accordance with its obligations to the holders of the Series B Preferred Stock (or pursuant to this Agreement or any Transaction Agreement), the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise permit, cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of the Company or any Subsidiary to (a)(i) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Subsidiaries or with respect to any other interest or participation in, or measured by, its profits or (ii) pay any indebtedness owed to the Company or any of its Subsidiaries, (b) make loans or advances to the Company or any of its Subsidiaries or (c) sell, lease or transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) the terms of the Transaction Agreements; (ii) the Purchased Shares; (iii) applicable law rule, regulation or order; (iv) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business; (v) any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending the sale or other disposition; and (vi) Permitted Liens.

Section 5.19    Noncircumvention; Antilayering.     The Company shall not, and shall not permit its Subsidiaries, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, the Transaction Agreements, the Purchased Shares or the Warrant and will at all times in good faith carry out all of the provisions of this Agreement and the Transaction Agreements, and take all reasonable actions as may be required to protect the rights of Mast as a holder of the Purchased Shares and Warrant under this Section 5.19.

Section 5.20    Restrictions on Acquisitions; Creation of Subsidiaries; Transfers with Subsidiaries.      Except with respect to acquisitions of, or investments in, Persons in the industry in which the Company or any of the Subsidiaries operates as of the date hereof, and so long as the Company is not in breach of Section 5.26 of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, (i) make any investment, or acquire the capital shares, assets or business of, any Person, whether in a single transaction or a series of related transactions, for a purchase price in excess of $2,000,000 in the aggregate, or (ii) make or permit to exist any investments in any other Person other than contributions by the Company to the capital of any wholly-owned Subsidiary, or by any wholly-owned Subsidiary to the capital of any other wholly-owned Subsidiary.  The Company shall not transfer any portion of its assets to any of its foreign Subsidiaries (whether now or hereafter existing) unless the fair market value of the assets (determined in accordance with Section 2 of the Certificate of Designations) is less than $5,000,000 in the aggregate and each of the foreign Subsidiaries receiving funds has pledged at least 65% of its capital stock to Mast, provided, however, that the Company may transfer up to $1,000,000 of the $5,000,000 to foreign Subsidiaries whose capital stock is not pledged to Mast.  The Company shall not transfer any portion of its assets to any of its domestic Subsidiaries (whether now or hereafter existing) unless and until such Subsidiary is a direct or indirect wholly-owned domestic Subsidiary.

Section 5.21    Sale and Leaseback.     Except with respect to inventory financing or otherwise in the ordinary course of the Company’s or any Subsidiary’s business, the Company will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Company or any Subsidiary shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Company or any Subsidiary of the Company intends to use for substantially the same purpose as the property being sold or transferred.

Section 5.22    Compliance with Laws.     The Company shall, and shall cause each of its Subsidiaries to, comply in all material respects with all applicable Requirements of Law and obtain or maintain all material permits, franchises and other governmental authorizations and approvals necessary for the ownership, acquisition and disposition of their respective properties and the conduct of their respective businesses.  Without limiting the generality of the foregoing, the Company shall not nor permit any of its Subsidiaries to (a) violate any Anti-Terrorism Law or engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law or (b) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person or Sanctioned Country, maintain any of its assets in a Sanctioned Country or derive any of its operating income from investments in or transactions with a Sanctioned Person.

Section 5.23    Maintenance of Properties.     The Company shall, and shall cause each of its Subsidiaries to:  (a) maintain its material properties in reasonably good repair, working order and condition, ordinary wear and tear excepted; and (b) make all reasonably appropriate and proper repairs, ordinary wear and tear excepted; and (c) keep all material systems and equipment that may now or in the future be subject to compliance with any material standards or rules imposed by any applicable governmental authority or self regulatory organization, including FINRA, in compliance in all material respects with such standards or rules.  The Company shall, and shall cause each of its Subsidiaries to, take all steps necessary to prosecute, maintain, preserve, defend and protect, and, when necessary, renew:  (i) all material franchises, licenses, and permits, necessary to the conduct of its business, and (ii) all material patent applications, patents, trademarks, service marks, trade dress, domain names, trade names, trade secrets, copyrights and other intellectual property rights owned or licensed by any of them, including but not limited to the payment of all necessary maintenance fees and the filing of all material statutory declarations, except in the case of clauses (i) or (ii) to the extent that the Company has determined in its reasonable judgment that such property or asset is no longer useful in or material to its business or that it is in its best business interest to terminate the same.

Section 5.24    Maintenance of Records; Fiscal Year.     The Company shall, and shall cause each of its Subsidiaries to, maintain its books of record and account in the ordinary course of its business.  The Company shall, and shall cause each of its Subsidiaries to, keep its books of account and financial statements in accordance with GAAP and to report on the basis of a fiscal year ending December 31.

Section 5.25    Compliance with Federal Reserve Regulations.     Neither the Company nor any of its Subsidiaries shall, directly or indirectly, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors of the United States Federal Reserve System) in contravention of Regulation U of the Board of Governors of the United States Federal Reserve System.

Section 5.26    Minimum Net Tangible Book Value.     For any fiscal quarter ending during the period from the Closing Date to the date upon which the all Purchased Shares have been redeemed, the Company will not permit the Company's Net Tangible Book Value as reported on the face of the Company’s consolidated statement of financial condition filed quarterly with the SEC to be less than 50% of the Net Tangible Book Value Threshold.  The “Net Tangible Book Value Threshold” at any given point in time shall equal the highest fiscal year end Net Tangible Book Value that has been reported by the Company during the period from December 31, 2007 through the determination date.  For purposes hereof, “Net Tangible Book Value” shall mean an amount equal to the Company's (a) total assets (net of reserves), minus (b) the sum of (i) intangible assets, including goodwill and any other item treated as an intangible asset under GAAP, (ii) all liabilities and (iii) the par value of preferred stock.

Section 5.27    Independent Registered Public Accountants.

  The Company shall, and shall cause each of its Subsidiaries to, have its financial statements audited and certified by independent registered public accountants of nationally recognized standing selected by the Company.

Section 5.28    Further Assurances.     The Company and its Subsidiaries shall execute and deliver any and all such further documents and take any and all such other actions as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement and the Transaction Agreements and to consummate the Transactions.

Section 5.29    Registrar.     The Company shall maintain an office or agency where the Purchased Securities may be presented for redemption or exercise.  Initially, the Company will act as Registrar.

ARTICLE VI
CONDITIONS

Section 6.1    Conditions to the Company’s Obligations.

The obligation of the Company to consummate the Transactions shall be subject to the fulfillment (or waiver by the Company) at or prior to the Closing of each of the following conditions:

(a)    No Order.  No court or other Governmental Authority having jurisdiction over the Company or any of the Subsidiaries or Mast shall have instituted, enacted, issued, promulgated, enforced or entered any Requirement of Law (whether temporary, preliminary or permanent) that is then in effect and that (i) has the effect of making illegal or otherwise prohibiting or invalidating consummation of any of the Transactions or any provision of this Agreement or any of the other Transaction Agreements or (ii) seeks to restrain, prohibit or invalidate the consummation of any of the Transactions or to invalidate any provision of this Agreement or any of the other Transaction Agreements.

(b)    Governmental Approvals.  Each Company Approval and Investor Approval, if any, shall have been obtained or made and shall be in full force and effect to the extent that the failure to obtain or make such Company Approval or Investor Approval (i) has the effect of making illegal or otherwise prohibiting or invalidating consummation of any of the Transactions or any provision of this Agreement or any of the other Transaction Agreements or (ii) could reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(c)    Performance of Obligations.  Mast shall have performed in all material respects each of their respective covenants and agreements contained in this Agreement required to be performed at or prior to the Closing.

(d)    Representations and Warranties.  Each of the representations and warranties of Mast contained in this Agreement that is qualified as to materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date) and each of the representations and warranties of Mast that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date).

Section 6.2    Conditions to Mast’ Obligations.

The obligation of Mast to consummate the Transactions shall be subject to the fulfillment (or waiver) at or prior to the Closing of each of the following conditions:

(a)    No Order.  No court or other Governmental Authority having jurisdiction over the Company or any of the Subsidiaries or Mast shall have instituted, enacted, issued, promulgated, enforced or entered any Requirement of Law (whether temporary, preliminary or permanent) that is then in effect and that (i) has the effect of making illegal or otherwise prohibiting or invalidating consummation of any of the Transactions or any provision of this Agreement or any of the other Transaction Agreements or result or would result in a Company Material Adverse Effect or (ii) seeks to restrain, prohibit or invalidate the consummation of any of the Transactions or to invalidate any provision of this Agreement or any of the other Transaction Agreements.

(b)    Governmental Approvals.  Each Company Approval and Investor Approval, if any, shall have been obtained or made and shall be in full force and effect to the extent that the failure to obtain or make such Company Approval or Investor Approval (i) has the effect of making illegal or otherwise prohibiting or invalidating consummation of any of the Transactions or any provision of this Agreement or any of the other Transaction Agreements or (ii) would reasonably be expected, individually or together with other Company Approvals or Investor Approvals that have not been obtained or made, to have a Company Material Adverse Effect.

(c)    Contractual Consents.  Each Company Contractual Consent, if any, shall have been obtained and shall be in full force and effect to the extent that the failure to obtain such Company Contractual Consent would reasonably be expected, individually or together with other Company Contractual Consents that have not been obtained, to have a Company Material Adverse Effect.

(d)    Performance of Obligations.  The Company shall have performed in all material respects each of its respective covenants and agreements contained in this Agreement and required to be performed at or prior to the Closing.

(e)    Representations and Warranties.  Each of the representations and warranties of the Company contained in this Agreement that is qualified as to materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date) and each of the representations and warranties of the Company that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date).

(f)    Filing of the Certificate of Designations.  The Company shall have delivered evidence satisfactory to Mast of the filing of the Certificate of Designations with the Secretary of State of the State of New York.

ARTICLE VII
FURTHER AGREEMENTS

Section 7.1    Public Announcements.

Mast and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the execution and delivery of this Agreement or the other Transaction Agreements or any of the Transactions, and shall not issue any such press release or make any such public statement prior to reaching mutual agreement on the language of such press release or such public statement, except as may otherwise be required by applicable Requirement of Law or stock exchange rule.

Section 7.2    Fees and Expenses.

(a)    Except as otherwise specified in this Section 7.2 or agreed in writing by the parties, all costs and expenses incurred in connection with this Agreement, the Transaction Agreements and the Transactions shall be paid by the party incurring such cost or expense.

(b)    On or prior to the date of this Agreement, the Company shall pay the remaining balance of the Commitment Fee agreed to in the Commitment Letter, dated May 13, 2008, between the Company and Mast (the “Commitment Fee”).

(c)    The Company shall promptly reimburse Mast upon presentation of appropriate invoices and documentation therefor for all Reimbursable Expenses incurred by or on behalf of Mast or any of its Affiliates.  Any such Reimbursable Expenses incurred on or prior to the Closing Date may also be deducted by Mast from the Purchase Price as contemplated in Article II.  For purposes of this Agreement, “Reimbursable Expenses” shall mean all reasonable out-of-pocket fees and expenses incurred by or on behalf of Mast (or its respective Affiliates) at any time prior to any termination of this Agreement (whether before or after the date hereof or before or after the Closing Date) in connection with their due diligence investigation of the Company, the preparation of this Agreement and the other Transaction Agreements and consummation of the Transactions and related preparations therefor, including all reasonable fees and expenses of counsel, accountants, experts and consultants to Mast and its respective Affiliates.

(d)    Prior to the date of this Agreement, the Company deposited $50,000 with Foley Hoag LLP, counsel to Mast, as an advance to be applied against a portion of reasonable fees, time charges and expenses of Mast to be paid by the Company in accordance with Section 7.2(c) above.  Amounts payable by the Company to Mast in accordance with Section 7.2(c) which exceed such $50,000 will be paid by the Company at the Closing or shall be deducted by Mast from the Purchase Price in accordance with the terms of Section 7.2(c).

(e)    The Company acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Mast would not enter into this Agreement.  Accordingly, if the Company fails to pay promptly any Reimbursable Expenses due to Mast pursuant to this Section 7.2, (i) interest shall accrue and immediately become payable on the overdue amount from the due date thereof until the date of payment at the base rate of Citibank, N.A. in effect from time to time and (ii) in the event that Mast commences a suit that results in a judgment against the Company for any such overdue amount or interest, the Company shall also reimburse Mast for its costs and expenses (including reasonable attorney’s fees) incurred in connection with such suit.

ARTICLE VIII
GENERAL

Section 8.1    Termination.     This Agreement may be terminated at any time prior to the Closing:

(a)    by mutual written consent of Mast and the Company;

(b)    by Mast if there has been (i) a material breach of any of the representations or warranties of the Company set forth in this Agreement that would give rise to the failure of the condition set forth in Section 6.2 or (ii) a material breach of any of the covenants or agreements of the Company set forth in this Agreement, which breach has not been cured within ten (10) Business Days following receipt by the Company of notice of such breach from Mast; provided that Mast is not then in material breach of any representation or warranty under this Agreement.

(c)    by the Company if there has been (i) a material breach of any of the representations or warranties by Mast set forth in this Agreement that would give rise to the failure of the condition set forth in Section 6.1 or (ii) a material breach of any of the covenants or agreements of Mast set forth in this Agreement, which breach has not been cured within ten (10) Business Days following receipt by Mast of notice of such breach from the Company; provided that the Company is not then in material breach of any representation or warranty under this Agreement.

(d)    by any of Mast or the Company if any permanent order, decree, ruling or other action of a court or other competent authority restraining, enjoining or otherwise preventing the consummation of any of the Transactions shall have become final and non-appealable; or

(e)    by either of Mast or the Company if the Closing shall not have occurred on or before July 31, 2008, unless the failure for the Closing to occur is the result of a material breach of this Agreement by the party seeking to terminate this Agreement.

In the event of termination of this Agreement by Mast or the Company, as provided in this Section 8.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of Mast or the Company, or their respective officers, directors, managers, members or partners, except for Sections 7.2 and 8.1 and except that no such termination shall relieve any party of liability for any breach of any other provision of this Agreement occurring prior to such termination.

Section 8.2    Notice.

Whenever any notice is required to be given hereunder, such notice shall be deemed given only when such notice is in writing and is delivered by messenger or courier or, if sent by fax, when received.  All notices, requests and other communications hereunder shall be delivered by courier or messenger or shall be sent by facsimile to the following addresses:

(i)	If to Mast before September 15, 2008, at the following address:

MAST Credit Opportunities I Master Fund Limited
c/o MAST Capital Management, LLC
535 Boylston Street, Suite 401
Boston, Massachusetts 02116
Attention: John S. Ehlinger
Fax: (617) 247-7985

If to Mast after September 15, 2008, at the following address:

MAST Credit Opportunities I Master Fund Limited
c/o MAST Capital Management, LLC
200 Clarendon Street, 51st Floor
Boston, Massachusetts 02116
Attention: John S. Ehlinger

with a copy by fax or messenger or courier to:

Foley Hoag LLP
Bay Colony Corporate Center
1000 Winter Street, Suite 4000
Waltham, Massachusetts 02451
Attention: David A. Broadwin, Esq.
Fax: (617) 832-7000

(ii)           If to the Company, at the following address:

Broadpoint Securities Group, Inc.
One Penn Plaza, 42nd Floor
New York, New York 10119
Facsimile: (212) 273-7100
Attention:  General Counsel

with a copy by fax or messenger or courier to:

Cahill Wink LLP
5 Penn Plaza, 23rd floor
New York, New York 10001
Facsimile: (646) 378-2025
Attention:  Stephen Wink, Esq.

or, in the case of any of the foregoing, to such other respective addresses as may be designated by notice given in accordance with this Section 8.2.

Section 8.3    Complete Agreement; No Third-Party Beneficiaries.     This Agreement and the other Transaction Agreements constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements and understandings of the parties in connection therewith, including the Commitment Letter dated May 12, 20008 between Mast Capital Management, LLC and the Company, which, except for those sections which are explicitly binding on the parties thereto, shall be deemed terminated and of no further force or effect.  This Agreement is not intended to confer upon any person other than the Company and Mast any rights or remedies hereunder.

Section 8.4    Survival.     The respective representations, warranties, covenants and agreements of the Company and Mast set forth in this Agreement or any other Transaction Agreement or in any exhibit, schedule, certificate or instrument attached or delivered pursuant hereto or thereto (except covenants and agreements which are expressly required to be performed and are performed in full on or prior to the Closing Date) shall survive the Closing and the consummation of the Transactions.

Section 8.5    Governing Law.

  THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD APPLY THE LAW OF ANY OTHER JURISDICTION.  MAST AND THE COMPANY HEREBY CONSENT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR TO DETERMINE THE RIGHTS OF ANY PARTY HERETO.

Section 8.6    No Assignment.

Neither this Agreement nor any rights or obligations under it are assignable by any party without the prior written consent of the other parties.

Section 8.7    Counterparts.

  This Agreement may be executed in one or more counterparts and by different parties in separate counterparts.  All such counterparts shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.

Section 8.8    Remedies; Waiver.

  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.  No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.  Notwithstanding any other provision of this Agreement, it is understood and agreed that remedies at law would be inadequate in the case of any breach of the covenants contained in this Agreement.  The Company and Mast shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants by the other party.

Section 8.9    Severability.

  Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provisions in any other jurisdiction.  The Company and Mast shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provision with a valid, legal and enforceable provision, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

Section 8.10         Amendment; Waiver.

  This Agreement may be amended only by agreement in writing of each of the parties.  No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

Section 8.11    Confidentiality.

  Mast agrees to comply with the terms of the Mast Confidentiality Agreement.

[the next page is the signature page]

IN WITNESS WHEREOF, the Company and Mast have caused this Agreement to be executed by their respective offers thereunto duly authorized all as of the date first written above.

BROADPOINT SECURITIES GROUP, INC.

By: /s/ Robert I. Turner
Name:  Robert I. Turner
Title:    Chief Financial Officer

MAST CREDIT OPPORTUNITIES I MASTER
FUND LIMITED

By: /s/ Christopher B. Madison
Name:  Christopher B. Madison
Title:    Partner

Exhibit A
to
Preferred Stock Purchase Agreement

Defined Terms.

“Action or Proceeding” means any suit, action, proceeding (including any compliance, enforcement or disciplinary proceeding), arbitration, formal or informal inquiry, inspection, investigation or formal order of investigation of complaint.

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act as in effect as on the date hereof.

“Agreement” has the meaning set forth in the preamble.

“Anti-Terrorism Laws” means any Law of the United States or any state thereof or political subdivision of the foregoing relating to terrorism or money laundering, including the Executive Order and the Patriot Act.

“Associated Person” means an “associated persons” as defined in Article I, section (dd) of the FINRA’s By-laws, as incorporated into the FINRA Rulebook, By-laws and Schedules to By-laws.

“B/D Merger” means any merger, consolidation or other business combination between Broadpoint Capital, Inc. and Broadpoint Securities, Inc.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized by law or executive order to close.

“Business Entity” means any corporation, partnership, limited liability company, joint venture, association, partnership, business trust or other business entity.

“Capital Stock” means the Common Stock and the Preferred Stock.

“Certificate of Designations” means the Certificate of Designations, Relative Rights, Preferences and Limitations of Series B Preferred Stock.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” means the date on which the Closing takes place.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commitment Fee” has the meaning set forth in Section 7.2(b).

“Common Stock” means the common stock, par value $.01 per share, of the Company.

“Company” has the meaning set forth in the preamble.

“Company Approvals” has the meaning set forth in Section 3.5(b).

“Company Contract” means any indenture, mortgage, deed of trust, lease, contract, agreement, instrument or other undertaking or legally binding arrangement (whether written or oral) to which the Company or any Subsidiary is a party or by the Company or any Subsidiary or any of their respective properties or assets is bound.

“Company Contractual Consents” has the meaning set forth in Section 3.5(c).

“Company Disclosure Letter” means the letter attached to this Agreement as Exhibit B, dated the date hereof, delivered by the Company to Mast, which letter relates to this Agreement and is designated therein as the Company Disclosure Letter.

“Company Material Adverse Effect” means a material adverse effect on (i) the ability of the Company to consummate any of the Transactions or to perform any of its obligations under this Agreement or any of the other Transaction Agreements or (ii) the businesses, assets (including licenses, franchises and other intangible assets), liabilities, financial condition or operating income of the Company and its Subsidiaries, taken as a whole, provided, however that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Company Material Adverse Effect:  (a) a change in the market price or trading volume of Common Stock (but not any effect, event, development or change underlying such decrease to the extent that such effect, event, development or change would otherwise constitute a Company Material Adverse Effect); (b) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates; (c) changes in general legal, tax, regulatory, political or business conditions; (d) changes that are the result of factors generally affecting the industry in which the Company and the Subsidiaries operate; (e) changes in applicable law or GAAP; (f) the negotiation, execution, announcement, pendency or performance of this Agreement or the Transactions or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, brokers, investors, venture partners or employees; (g) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; (h) earthquakes, hurricanes, floods, or other natural disasters; (i) any action taken by the Company at the request or with the prior written consent of Mast; (j) the failure of the Company to take any action as a result of any restrictions or prohibitions set forth in Article V; or (k) any adverse development in any litigation or regulatory proceeding described in Schedule 3.9 or the commencement of any action or proceeding based on a pre-litigation claim described in Schedule 3.9; or (l) any litigation or regulatory proceeding alleging claims arising under Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder or other laws to similar effect based solely on the existence, announcement or performance of this Agreement or the Transactions.

                                “Company Permits” means all Regulatory Permits and all Miscellaneous Permits.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus or minus the following (as the case may be, as set forth below), without duplication: plus (1) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus (2) Consolidated Interest Expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations, imputed interest with respect to attributable debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus (3) depreciation, amortization (excluding amortization of prepaid cash expenses that were paid in a prior period) and other noncash expenses (excluding any such noncash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other noncash expenses were deducted in computing such Consolidated Net Income; plus (4) noncash items (excluding any noncash item to the extent that it represents an accrual of, or a reserve for, cash expenditures in any future period) reducing such Consolidated Net Income for such period; minus (5) noncash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; and minus (6) non-operating gains (including extraordinary or non-recurring gains), in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication of: (1) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued; (2) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period; (3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or any of its Subsidiaries or secured by a Lien on assets of such Person or any of its Subsidiaries (whether or not such guarantee or Lien is called upon); and (4) the product of: (a) all cash dividend payments (and noncash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person or any of the Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that: (1) the net income (but not loss) of any Person that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or Subsidiary of the Person; (2) the net income of any Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders; (3) the net income of any Person acquired during the specified period for any period prior to the date of such acquisition will be excluded; and (4) the cumulative effect of a change in accounting principles will be excluded.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto, other than obligations resulting from the endorsement of negotiable instruments for collection in the ordinary course of business.

“Contractual Consent” applicable to a specified Person in respect of a specified matter means any consent required to be obtained by such Person from any other Person party to any Contractual Obligation to which such first Person is a party or by which it is bound in order for such matter to occur or exist without resulting in the occurrence of a default or event of default or termination, the creation of any lien, the triggering of any decrease in the rights of such first Person, any increase in the obligations of such first Person or any other consequence adverse to the interests of such first Person, under any provision of such Contractual Obligation.

“Contractual Obligation” means, as to any Person, any obligation arising out of any indenture, mortgage, deed of trust, contract, agreement, insurance policy, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound (including, without limitation, any debt security issued by such Person).

“Convertible Securities” means securities or obligations that are convertible into or exchangeable for shares of Capital Stock.

“Descap Fund” means Sheepshead Capital Partners, LLC, Sheepshead Management, LLC and Dynathos Partners, L.P., collectively and individually.

“Employee Stock Incentive Plans” means the Company’s: (i) 1989 Stock Incentive Plan, (ii) 1999 Long-Term Incentive Plan (Amended and Restated Through April 27, 2004, as amended), (iii) 2001 Long-Term Incentive Plan, as amended, (iv) 1989 Stock Incentive Plan, as amended, (v) Restricted Stock Inducement Plan for Descap Employees, as amended, (vi) 2003 Directors’ Stock Plan, as amended, (vii) 2007 Incentive Compensation Plan and (viii) any amendments, replacements or new plans, in each case, approved by the Board or any duly authorized committee thereof, including, without limitation, any employee stock purchase plans; provided that, all shares of Common Stock (or options, warrants or other rights to purchase such shares of Common Stock) issued pursuant to such amendments, replacements or new plans are either exempt from, or issued in compliance with the requirements of Section 409A of the Code and the guidance thereunder.

                “Employee Stock Options” means any stock options granted pursuant to any Employee Stock Incentive Plan.

                                “Evaluation Date” has the meaning set forth in Section 3.7(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“FATV Transaction” means the transactions described in the Form 8-K filed with the SEC by the Company on May 6, 2008.

“Financial Statements” has the meaning set forth in Section 3.6(b).

“FINRA” means the Financial Industry Regulatory Authority.

“GAAP” has the meaning set forth in Section 3.6(b).

“Governmental Authority” means any government or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether federal, state, local, foreign or supranational.

“Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with GAAP) (other than trade payables and accrued liabilities incurred in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (viii) above.

                                “Insolvent” means, with respect to any Person (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total Indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured or (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature.

“Intellectual Property” has the meaning set forth in Section 3.10.

“Investor Approvals” has the meaning set forth in Section 4.3(b).

“Key Employees”  means Lee Fensterstock, Robert Turner, Tim O’Connor, Robert Fine, Joseph Mannello and Robert Tirschwell.

“Knowledge of the Company” means the actual knowledge of the officers of the Company who have been designated in the Company Disclosure Letter as having “Knowledge of the Company”.

“Liens” means any security interests, liens, claims, pledges, mortgages, options, rights of first refusal, agreements, limitations on voting rights, charges, easements, servitudes, encumbrances and other restrictions of any nature whatsoever.

“Mast” has the meaning set forth in the preamble.

“Mast Confidentiality Agreement” means the confidentiality letter agreement dated as of February 28, 2008 between Mast Capital Management, LLC and the Company.

“Miscellaneous Permits” means all licenses, permits, certificates, franchises, ordinances, registrations, qualifications, and other rights, privileges, applications or authorizations filed with, granted or issued by any Governmental Authority other than Regulatory Permits.

“Net Tangible Book Value” has the meaning set forth in Section 5.26.

“NYBCL” means the New York Business Corporation Law.

“Organizational Document” means, with respect to the Company or any Subsidiary, any certificate or articles of incorporation, memorandum of association, by-laws, partnership agreement, limited liability agreement, operating agreement, trust agreement or other agreement, instrument or document governing the affairs of the Company or such Subsidiary.

“Permitted Indebtedness” means (i) Indebtedness in existence on the date hereof, and listed on Schedule 3.16 or permitted to be excluded from Schedule 3.16 pursuant to Section 3.16, (ii) additional Indebtedness incurred by the Company or any Subsidiary for borrowed money, not to exceed, in the aggregate, $1,000,000, provided that, the Company has Consolidated Cash Flow of at least $5,000,000 for the Trailing Twelve Month Reference Period, (iii) Contingent Obligations in existence on the date hereof, (iv) purchase money Indebtedness incurred in connection with the acquisition, repair, improvement or construction of any property, equipment or other asset of the Company or any of its Subsidiaries, (v) securities inventory financing, (vi) any compensation related loans, guarantees or other arrangements with employees of the Company or any of its Subsidiaries, (vii) any Indebtedness incurred in the ordinary course of business by the Company or any of its Subsidiaries as broker-dealer participants, investment banks, brokerage firms, merchant banks and financial advisory firms and (viii) any replacement or refinancing or any of the Indebtedness described in clauses (i) through (vii) above.

“Permitted Liens” means (i) Any Liens existing on the date hereof and specifically disclosed in Schedule 3.16; (ii) Liens securing the Permitted Indebtedness; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which the Company maintains adequate reserves; (iv) Liens to secure payment of workers’ compensation, employment insurance, old age pensions, social security or other like obligations incurred in the ordinary course of business; (v) Liens incurred in connection with the extension, renewal or refinancing of indebtedness secured by Liens of the type described in clauses (i) through (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property (together with any accessions thereto and proceeds thereof) encumbered by any such Lien and the amount of such Permitted Lien does not exceed the amount of the lien extended, renewed or refinanced; (vi) carriers’, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in good faith for which adequate reserves have been established; (vii) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations; and (viii) easements, rights-of-way, restrictions and other similar encumbrances on the use of real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company and the Subsidiaries.

“Person” means any individual, Business Entity, unincorporated association or Governmental Authority.

“Preemptive Rights Agreement” has the meaning set forth in Section 2.4(d).

“Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

“Purchased Securities” has the meaning set forth in Section 2.1.

“Purchased Shares” has the meaning set forth in Section 2.1.

“Purchase Price” has the meaning set forth in Section 2.1.

“Registration Statement” means a registration statement to be filed by the Company pursuant to the Warrant Registration Rights Agreement.

“Regulatory Permits” means all licenses, permits, certificates, franchises, ordinances, registrations, qualifications, and other rights, privileges, applications or authorizations filed with, granted or issued by the Securities Exchange Commission, any state securities or blue sky regulatory authority in which the Company maintains offices, FINRA or any self-regulatory organization.

“Reimbursable Expenses” has the meaning set forth in Section 7.2(c).

“Requirement of Law” means any judgment, order (whether temporary, preliminary or permanent), writ, injunction, decree, statute, rule, regulation, notice, law or ordinance and shall also include any rules, regulations and interpretations of any applicable self regulatory organizations including, without limitation, FINRA.

“Restricted Stock” means any shares of Common Stock issued (i) in the form of a Restricted Stock Award or (ii) upon the exercise of RSUs.

“Restricted Stock Award” means any award granted under an Employee Stock Incentive Plan consisting of a direct issuance of restricted stock.

“Rights” has the meaning set forth in the Rights Agreement.

“Rights Agreement” means the Rights Agreement dated as of March 30, 1998 between the Company and American Stock Transfer & Trust Company, as Rights Agent, as amended.

“RSU” means a unit representing a right to purchase Restricted Stock that is subject to an RSU Award.

“RSU Award” means an award granted under an Employee Stock Incentive Plan in the form of RSUs.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/
enforcement/ofac/programs/ or as otherwise published from time to time.

“Sanctioned Person” means (i) a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/
eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Sarbanes-Oxley” has the meaning set forth in Section 3.7(a).

“Schedules” means the Schedules to the Company Disclosure Letter.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 3.6(a).

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Series B Preferred Stock” means the Series B Mandatory Redeemable Preferred Stock, $1.00 par value per share, of the Company.

“Stock Purchase Rights” has the meaning set forth in Section 3.2(c).

“Subsidiary” means any Business Entity of which the Company (either alone or through or together with one or more other Subsidiaries) (x) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Business Entity, (y) is a general partner, managing member, trustee or other Person performing similar functions or (z) has control (as defined in Rule 405 under the Securities Act).

“Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, any tax imposed under Subtitle A of the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sale, bulk sales, use, real property, personal property, ad valorem, value added, transfer, franchise, profits, license, withholding tax on amounts paid, withholding, payroll, employment, excise severance, stamp, capital stock, occupation, property, environmental or windfall profits tax, premium, custom, duty or other tax or assessment), together with any interest, penalty, addition to tax or additional amount thereto, imposed by any Governmental Authority.

“Taxing Authority” means any Governmental Authority (domestic or foreign) responsible for the imposition of any Tax.

“Trailing Twelve Month Reference Period” means for any date, the twelve calendar month period ending on the calendar month immediately preceding such date.

“Transactions” means the sale and issuance of the Purchased Securities to Mast, the execution and delivery of the Transaction Agreements and the consummation by the Company of the transactions contemplated therein.

                               “Transaction Agreements” means this Agreement, the Company Disclosure Letter, the Certificate of Designations, the Warrant, the Warrant Registration Rights Agreement, the Preemptive Rights Agreement and the certificates delivered pursuant to Exhibit F.

“Warrant” has the meaning set forth in Section 2.1.

“Warrant Shares”  means the shares of the Company’s Common Stock issued upon exercise of the Warrant.

“Warrant Registration Rights Agreement” means the Registration Rights Agreement in substantially the form of Exhibit D hereto.